SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), is made and entered into this 1st day of April, 2006 (the “Effective Date”) by and between Essential Innovations Technology Corp., a Nevada corporation with its principal place of business at #142 – 114 West Magnolia Street, Suite 400, Bellingham, WA, USA 98225 (“Essential” or the “Company”), and [Employee Name] (“[Employee Name]” or the “Employee”).

RECITALS

WHEREAS, Employee has been, and is currently, employed by the Company in a critical managerial position with the Company;

WHEREAS, Employee is currently employed by the Company on an at-will basis; and

WHEREAS, Employee and the Company each believe it to be in their best interests to provide Employee with certain severance protections and accelerated option vesting in certain circumstances

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. The Company hereby agrees to continue Employee’s current employment as its [position] unless terminated earlier in accordance with provisions contained herein below. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to her by, the Chief Executive Officer or the Board of Directors (the “Board”), as the case may be.

2.	Effect of Termination.

2.1	Termination at the Election of the Company or the Employee for Good Reason.

For the purposes of this Section 2.1, “good reason” shall be deemed to exist when there occurs: (A) a material change in the reporting responsibilities of the Employee to someone other than the Chief Executive Officer or the Board; (B) a substantial diminution of the Employee’s responsibilities; (C) any reduction in the Employee’s level of compensation without the approval of the Employee; or (D) a difference in professional opinion between Employee and the President and CEO regarding including or excluding disclosure in the Company’s financial regarding some item or event such that the Employee believes certifying the financial statements would be a violation of federal securities laws.

(a)   the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude that may reasonably adversely reflect on the Company or any felony;

(b)   willful misconduct in connection with the Employee’s duties or willful failure to use reasonable effort to perform substantially her responsibilities in the best interest of the Company (including, without limitation, breach by the Employee of this Agreement), except in cases involving the mental or physical incapacity or disability of the Employee; provided however, that the Company may terminate the Employee’s employment pursuant to this subsection (b) only after the failure by the Employee to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within 30 days after receipt by the Employee of written notice by the Company of each specific claim of any such misconduct or failure. The Employee shall have the opportunity to appear before the Board to discuss such written notice during such 30-day period. “Willful misconduct” and “willful failure to perform” shall not include actions or inactions on the part of the Employee that were taken or not taken in good faith by the Employee; and

(c)   fraud, material dishonesty, or gross misconduct in connection with the Company perpetuated by the Employee.

Under this Section 2.1 the Employer will be responsible to meet the following compensation obligations:

(i)    the Employer shall pay the Executive all Accrued Compensation and a Pro Rata Bonus;

(ii)   the Employer shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to three (3) times the sum of (A) the Base Amount and (B) the Bonus Amount; provided, however, if an employment agreement is in existence between the Company and the Executive on the Termination Date, any amount due the Executive under this Section 3(b)(ii) shall be reduced by the amount of Base Amount and Bonus Amount paid as severance pay to Executive pursuant to such employment agreement in lieu of compensation for periods subsequent to the Termination Date.

(iii)  If the Employee’s employment is terminated (i) other than for cause (as defined hereinbelow) by the Company or (ii) by the Employee for good reason (as defined hereinbelow), the Company shall pay to Employee an aggregate severance amount equal to 300% of the Employee’s annual base salary in effect as of the date of such termination (i.e., twelve months’ base salary and such amount being referred to as the “Severance Amount”). The Severance Amount must be made in a single lump sum amount. Payment of the Severance Amount shall be contingent upon the Employee signing a “Release and Waiver Agreement.”

(iv)  In addition for thirty (30) months following the Termination Date, (the “Continuation Period”), the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the medical, dental, life, disability and hospitalization benefits provided (A) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter (and if different benefits were paid during such period, such of those benefits as are elected by the Executive) or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (A) and (B) above. The Employer’s obligation hereunder with respect to the foregoing benefits shall be compromised to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be otherwise entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits;

For the purposes of this Section 2.1, termination “without cause” shall be deemed to exist upon:

(A)  any termination of the employment of Executive by the period commencing on or after the date that the Company first publicly announces a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following a Change of Control; or

(B)  any resignation by Executive based on a Diminution of Responsibilities where (i) such Diminution of Responsibilities occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs within one-hundred and twenty (120) days following such Diminution of Responsibilities.

2.2	Extension of Option Exercise Period; Acceleration of Option Vesting.

i)      All theretofore unvested share options, restricted options, restricted share and other awards issued to the Executive pursuant to the Company’s Share Option and Share Award Plan, and all unvested benefits under any split dollar life insurance policies insuring the Executive’s life, shall immediately become 100% vested; and

ii)     A payment from the Employer equal to the unvested amount contained in the Executive’s accounts in the Company’s 401(k) plan (or any other qualified plan of the Company or an affiliate) which he or she will forfeit as a result of his or her termination.

DEFINITION

For purposes of this Agreement a “Change of Control Event” shall be deemed to exist if there occurs either:

(a)   “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(b)   the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) such percentage of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation that could in fact effectuate immediate decision making power over the Company;

(c)   the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(d)   there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;

(e)	the dissolution or liquidation of the Company; or

(f)    any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

3.	Gross Up for Tax Treatment. The Company agrees that if

(a)   because of the operation of any of the provisions of this Agreement, the payments to be made to Employee and the acceleration of option vesting hereunder are deemed “golden parachute payments” under the Internal Revenue Code of 1984, as amended, and

(b)	Employee is obligated to pay an excise tax associated with such golden parachute payments,

the Company shall reimburse the Employee in full for both (i) the amount of any such excise tax owed upon such golden parachute payments and (ii) any excise or ordinary income taxes owed in connection with the payment of the amount described in the preceding clause (i) (such payments being referred to as the “gross up amounts”).

4.    Entire Agreement. This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

5.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

6.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Washington.

7.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

8.    Waiver of Jury Trial. The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, and that any such controversy, claim, or dispute shall be heard and adjudicated in the state courts of the State of Washington.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the day and year set forth above.

ESSENTIAL INNOVATIONS TECHNOLOGY CORP.

By:  /s/ Jason McDiarmid, Chief Executive Officer

By:  /s/ Ken Telford, Chief Financial Officer

EMPLOYEE

By:  /s/ [Employee Name]

SCHEDULE OF SEVERANCE AGREEMENTS

Employee Name	Position

Jason McDiarmid*	President/Chief Executive Officer
Ken Telford	Chief Financial Officer
Steve Wuschke	Chief Technical Officer
Peter Bond	Chief Operating Officer
Stevan Perry	V.P. Geoexchange Systems Integration

____________________

*	Steve Wuschke, CTO and Peter Bond, COO, signed on behalf of Essential Innovations Technology Corp.